EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-95029) of Overseas Shipholding Group, Inc. pertaining to OSG Ship Management, Inc. Savings Plan of our report dated July 10, 2013 on our audits of the financial statements and supplemental schedule of OSG Ship Management, Inc. Savings Plan as of December 31, 2012 and 2011 and for the years then ended, which is included in this Annual Report on Form 11-K.

/s/ CohnReznick LLP

New York, New York

July 10, 2013